HANSEN, BARNETT & MAXWELL

A Professional Corporation

CERTIFIED PUBLIC ACCOUNTANTS

5 Triad Center, Suite 750

Salt Lake City, UT 84180-1128

Phone: (801) 532-2200

Fax: (801) 532-7944

www.hbmcpas.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Flexpoint Sensor Systems, Inc.

We hereby consent to the use our report dated January 20, 2006, with respect to the consolidated financial statements of Flexpoint Sensor Systems, Inc. and subsidiaries as of December 31, 2005 and 2004, in the Registration Statement on Form SB-2 relating to the registration of 8,092,670 shares of common stock.  We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

/s/ Hansen, Barnett & Maxwell

HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah

October 3, 2006